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                                   EXHIBIT 3.4
                             ARTICLES OF CORRECTION

                             ARTICLES OF CORRECTION
                                       OF
                              ARTICLES OF AMENDMENT
                                       OF
                       INFORMATION ARCHITECTS CORPORATION

The undersigned corporation hereby submits these Articles of Correction for the purpose of correcting a document filed by the Secretary of State:

         1. The name of the corporation is Information Architects Corporation

         2. On June 8, 2000, the Secretary of State filed for the corporation the following described document:

                  Articles of Amendment to the Articles of Incorporation to include the "Certificate Of The Designations, Number, Voting Powers, Preferences And Rights Of Series A Preferred Stock Of Information Architects Corporation"

         3. The document contains a statement that is incorrect in the manner and for the reasons stated as follows:

                  The calculation requiring the corporation to issue additional shares of its Series A Preferred Stock, if on December 7, 2000 the five day average of the closing price of the Common Stock is below $7.00 per share with a floor of $5.00 per share is incorrect because of a drafting inaccuracy in recording the corporate action therein referred to.

         4. The document should be corrected as follows:

                  The second, third and fourth sentences of Section 6(b) (Conversion Rights) of the "Certificate Of The Designations, Number, Voting Powers, Preferences And Rights Of Series A Preferred Stock Of Information Architects Corporation" shall be deleted in its entirety and the following substituted in lieu thereof:

                  "In such event, the Company shall promptly thereafter deliver to each holder of Series A Stock certificates representing additional shares of Series A Stock determined, in the case of each holder of Series A Stock, by subtracting (i) the number of shares of Series A Stock held on the day immediately preceeding the Reset Date; from (ii) the product of the number of shares of Series A Stock held on the day immediately preceeding the Reset Date multiplied by the Issuance Consideration, with such product being divided by the Reset Price. Any such certificates shall be dated as of the Reset Date. In no event shall the Reset Price be less than $50.00 nor shall the Company be required to issue more than a total of 267,000 shares of Series A Stock, except as provided in the next sentence."

         This, the 24 day of October, 2000.

                                        INFORMATION ARCHITECTS CORPORATION

                                           By: /s/ Robert F. Gruder
                                               ---------------------------------
                                               Robert F. Gruder
                                               Chief Executive Office